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                                                                      EXHIBIT 21


                     INTERNATIONAL IMAGING MATERIALS, INC.

                                  SUBSIDIARIES



Name:                           International Imaging Materials FSC Ltd.


Jurisdiction of Incorporation:  U.S. Virgin Islands



Name:                           IIMAK DRM, Inc.


Jurisdiction of Incorporation:  Delaware